Exhibit 99.1

Telestone updates Guidance for 2008

BEIJING, February 23, 2009 /Xinhua-PRNewswire-FirstCall/-Telestone Technologies Corporation (“Telestone” or “the Company”) (Nasdaq: TSTC), a leading developer and provider of wireless communication coverage solutions based in the People's Republic of China, today updated its guidance for 2008. On July10, 2008, Telestone projected an annual growth of net and gross profit of approximately 20% for 2008 as compared with 2007. At 2008 fiscal year end,  the Company had not reached its projections in its guidance for 2008. Aside from the influence of Beijing’s hosting of the 2008 Olympic Games in the middle of the year and the reorganization of operators in the end of the year, the failure to reach its projected profit was mainly due to the delay in execution of a large contract from Shandong Mobile.

The contract from Shandong Mobile would contribute a revenue from sales of equipment of $4 million. Sales revenue from this contract would reach $7 million if the project included engineering services. This contract will not be counted in the sales revenue  of 2008.

Han Daqing, Chairman and CEO of Telestone commented: “We expected large increases in the income for the year 2008, but due to the above factors, we did not reach our projected profits inour guidance. I, however, believe that  our growth will increase in 2009. With the recent issuance of 3G licenses,  we believe that China Mobile, China Telecom and China Unicom will invest approximately $41 billion in total for the construction of their own 3G networks. Telestone will benefit greatly from its advantages in technology and production. We are confident to reach our  guidance for 2009.”

About Telestone Technologies Corporation
Telestone provides wireless communications coverage solutions primarily in the PRC. These solutions include products such as repeaters, antennas and radio accessories. Telestone also provides services that include project design, project management, installation, maintenance and other after-sales services. Telestone currently has approximately 800 employees. For more information please visit http://www.telestone.com.

Safe Harbor Statement
Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.

For further information please contact:

Telestone Technologies Corporation Ltd.
Jean Wen
Tel:   +86-10-8367-0088 ext.1202
Email: wenjing@telestone.com

Nick Lee
Secretary of the Board
Tel:   +86-10-8367-0088 x1002
Email: nickl@telestone.com